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                                 March 20, 1999

 Ronald L. Koonsman
 1303 Rocky Canyon Road
 Arlington, Texas 76012

          Re: Amended and Restated Employment Agreement between Telephone Warehouse, Inc. ("TWI") and Ronald L. Koonsman ("Koonsman") dated as of June 27, 1997, as amended on April 30, 1998 (the "Agreement")

 Dear Ron:

          This letter will confirm and acknowledge that certain disputes and disagreements have arisen between you and TWI with regard to the Agreement referred to above. In order to settle and resolve all such disputes and disagreements between us, you and TWI agree to amend the Agreement as follows:

          TWI agrees to amend paragraph 6 of the Agreement to exclude from the definition of businesses in direct or indirect competition with TWI or its affiliates, the sale of wireless communication products at wholesale only.

          You agree to waive your right to the payment of the sum of $652,000.00 under paragraph 3(b) of the Agreement reflecting the final payment of compensation under the Agreement. TWI and you confirm and agree that no further amounts are owed to you by TWI under the Agreement and that there are no other agreements between you, TWI or its affiliates or parent.

          It is agreed and acknowledged that all other terms and conditions of the Agreement shall remain in full force and effect.

          If this letter reflects your understanding of the agreement, please sign below where indicated.

                              Very truly yours,

                              TELEPHONE WAREHOUSE, INC.


                              By:
                                 --------------------------------
                                   David H. Eisenberg, CEO



                  Confirmed and agreed to this 20th day of March, 1999


                                 /s/ Ronald L. Koonsman
                                 --------------------------------
                                 Ronald L. Koonsman